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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


Learning Tree International USA, Inc.       (U.S.)
Learning Tree International, K.K.           (Japan)
Learning Tree International Ltd.            (United Kingdom)
Learning Tree International S.A.            (France)
Learning Tree International AB              (Sweden)
Learning Tree Publishing AB                 (Sweden)
Learning Tree International Inc.            (Canada)
Learning Tree International Ltd.            (Hong Kong)
Advanced Technology Marketing, Inc.         (U.S.)
Technology for Business and Industry, Inc.  (U.S. Virgin Islands)